As filed with the Securities and Exchange Commission on October 5, 2016
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALPHATEC HOLDINGS, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

20-2463898
(I.R.S. Employer Identification No.)

Alphatec Holdings, Inc.
5818 El Camino Real
Carlsbad, California 92008
(Address of Principal Executive Offices) (Zip Code)

Alphatec Holdings, Inc. 2016 Equity Incentive Plan
Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan
(Full Title of the Plan)

Ebun S. Garner, Esq.
General Counsel and SVP
Alphatec Holdings, Inc.
5818 El Camino Real
Carlsbad, California 92008
(Name and Address of Agent for Service)
(760) 431-9286
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Matthew T. Bush, Esq.
Latham & Watkins, LLP
12670 High Bluff Drive
San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a small reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	1,083,333 shares(1)	$8.60(2)	$9,316,663.80	$1,079.8
Common Stock, par value $0.0001 per share	350,000 shares(3)	$8.60(2)	$3,010,000.00	$348.86

(1)
The number of shares of common stock, par value $0.0001 per share (“Common Stock”), stated above consists of the aggregate number of shares that may be sold upon the exercise of options or the issuance of stock-based awards which may hereafter be granted under the Alphatec Holdings, Inc. 2016 Equity Incentive Plan (the “Equity Plan”), after giving effect to the 1-for-12 reverse stock split of the Common Stock effective on August 24, 2016. The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Equity Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Equity Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)
This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $8.60, which is the average of the high and low prices for the Registrant’s common stock as reported on The Nasdaq Global Select Market on October 3, 2016.

(3)
Represents 350,000 shares of common stock available for future issuance under the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan (the “Inducement Plan,” and together with the Equity Plan, the “Plans”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Inducement Plan are subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named Plans are granted, exercised and/or distributed.

EXPLANATORY NOTE
In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 15, 2016, as amended on April 29, 2016;

•
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 6, 2016, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Commission on August 9, 2016;

•
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2016, February 9, 2016, March 8, 2016, March 15, 2016, March 21, 2016, May 20, 2016, June 6, 2016, July 26, 2016, August 15, 2016, August 23, 2016, August 24, 2016, September 8, 2016, September 15, 2016 and September 16, 2016 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto); and

•
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-52024) filed under the Exchange Act, filed with the Commission on May 26, 2006, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.
Item 4.    Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
The Registrant’s restated certificate of incorporation, as amended, and restated bylaws provide that it shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s restated certificate of incorporation, as amended, and restated bylaws provide that the right to indemnification includes the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 60 days after it receives a written claim for such indemnification, the Registrant’s restated bylaws authorize the claimant to bring an action against the Registrant to recover the unpaid amount of the claim.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation) brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Tenth of the Registrant’s restated certificate of incorporation, as amended, eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.
The Registrant has entered into indemnification agreements with its non-employee directors, in addition to the indemnification provided for in the Registrant’s restated certificate of incorporation, as amended, and restated by-laws.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.
The foregoing discussion of the Registrant’s restated certificate of incorporation, as amended, restated bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, as amended, restated bylaws, indemnification agreements or law.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.
Item 9.     Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on October 5, 2016.

ALPHATEC HOLDINGS, INC.

By:	/s/ LESLIE H. CROSS
Leslie H. Cross
Chairman of the Board of Directors, Interim Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Alphatec Holdings, Inc. (the “Company”), hereby severally constitute and appoint Leslie H. Cross and Ebun S. Garner, Esq., and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title(s)	Date

/s/ LESLIE H. CROSS Leslie H. Cross	Chairman of the Board of Directors,, Interim Chief Executive Officer and Director (Principal Executive Officer)	October 5, 2016

/s/ MICHAEL PLUNKETT Michael Plunkett	President and Chief Operating Officer	October 5, 2016

/s/ DENNIS NELSON Dennis Nelson	Vice President, Finance and Controller (Principal Financial Officer and Principal Accounting Officer)	October 5, 2016

/s/ MORTIMER BERKOWITZ III Mortimer Berkowitz III	Director	October 5, 2016

/s/ SIRI S. MARSHALL Siri S. Marshall	Director	October 5, 2016

/s/ R. IAN MOLSON R. Ian Molson	Director	October 5, 2016

/s/ STEPHEN E. O’NEIL Stephen E. O’Neil	Director	October 5, 2016

/s/ DONALD A. WILLIAMS Donald A. Williams	Director	October 5, 2016

Alphatec Holdings, Inc.

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
3.1.1	Restated Certificate of Incorporation of the Registrant		Amendment No. 2 to Form S-1 (Exhibit 3.2)	4/20/2006	333-131609
3.1.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant		Form 8-K (Exhibit 3.1(b))	8/24/2016	000-52024
3.2	Restated Bylaws		Amendment No. 5 to Form S-1 (Exhibit 3.4)	5/26/2006	333-131609
4.1	Form of Common Stock Certificate		Form 10-K (Exhibit 4.1)	3/20/2014	000-52024
4.2	Corporate Governance Agreement, dated December 17, 2009, between the Company and certain shareholders of Scient’x Groupe S.A.S. and Scient’x S.A.		Form 8-K (Exhibit 10.1)	12/22/2009	000-52024
4.3	Registration Rights Agreement, dated March 26, 2010, by and among Alphatec Holdings, Inc. and the other signatories thereto		Form 8-K (Exhibit 4.1)	3/31/2010	000-52024
4.4	Warrant with Silicon Valley Bank as the Warrantholder, dated December 16, 2011		Form 10-K (Exhibit 4.8)	3/5/2012	000-52024
5.1	Opinion of Latham & Watkins LLP	X
10.1	Alphatec Holdings, Inc. 2016 Equity Incentive Plan	X
10.2	Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan	X
10.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan	X
10.4	Form of Stock Option Grant Notice and Stock Option Agreement under the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan	X
10.5	Form of Performance Stock-Based Award Grant Notice and Performance Stock-Based Award Agreement under the Alphatec Holdings, Inc. 2016 Employment Inducement Award Plan	X
23.1	Consent of Independent Registered Public Accounting Firm	X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1	X
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)	X